INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Artius Acquisition Inc. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated February 12, 2020, except for Note 8 as to which the date is June 24, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Artius Acquisition Inc. as of February 4, 2020 and for the period from January 24, 2020 (inception) through February 4, 2020, appearing in the Registration Statement on Form S-1, as filed (File No. 333-239421), of Artius Acquisition Inc.

/s/ Marcum LLP

Marcum LLP

New York, NY

July 13, 2020